Filed pursuant to Rule 433

Registration Statement No. 333-129000

October 5, 2006

Relating to Preliminary Prospectus Supplement

dated October 5, 2006

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	Re-opening of 12.50% Global BRL Bonds due 2022
Ratings	Ba2/BB/BB
Distribution	SEC Registered
Amount Issued	BRL 650 million (brings total size to BRL 2,250 million)
Gross Proceeds	US$301,482,835.20 (not including accrued interest)
Coupon	12.50% 30/360-day count basis
Maturity	January 5, 2022
Offering Price	100.25% plus accrued interest from September 13, 2006
Yield to Maturity	12.466%
FX (for Settlement)	2.1614
Underwriting Fee	0.30%
Denominations	BRL250,000/BRL1,000
Interest Pay Dates	January 5 and July 5
Beginning	January 5, 2007
Settlement Date	October 13, 2006
CUSIP	105756BL3
ISIN	US105756BL31
Bookrunners	Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC
Co-Managers	Banco Itau Europa S.A. Pactual Capital Corporation
Underwriting Commitments:

Merrill Lynch, Pierce, Fenner & Smith Incorporated: BRL 312,000,000

UBS Securities LLC: BRL 312,000,000

Banco Itau Europa S.A.: BRL 13,000,000

Pactual Capital Corporation: BRL 13,000,000

Total: BRL 650,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at

http://www.sec.gov/Archives/edgar/data/205317/000119312506203165/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866 500 5408 or by calling your usual contact at UBS Securities LLC or by calling toll free 1-800-503-4611 or 1-888-722-9555 ext. 1088.

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